UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐            Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The participants named herein (collectively, “the Participants”), have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation.

On August 16, 2021, the Participants made the following document available on their website, www.advancingll.com:

THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

CYTODYN INC.,

Plaintiff,

v.	C.A. No.: 1:21-cv-01139-MN

PAUL A. ROSENBAUM, JEFFREY P.
BEATY, ARTHUR L. WILMES, THOMAS J.
ERRICO, BRUCE PATTERSON, PETER
STAATS, MELISSA YEAGER, and CCTV
PROXY GROUP, LLC,

Defendants.

DEFENDANTS’ OPPOSITION TO PLAINTIFF’S MOTION TO EXPEDITE

DISCOVERY AND CROSS-MOTION TO DISMISS PLAINTIFF’S COMPLAINT

Dated: August 13, 2021	Lisa Zwally Brown (#4328)
GREENBERG TRAURIG, LLP
Of Counsel:	The Nemours Building
1007 North Orange Street, Suite 1200
GREENBERG TRAURIG, LLP	Wilmington, Delaware 19801
Hal S. Shaftel	(302) 661-7000
Daniel Friedman	brownli@gtlaw.com

Sarah E. Atlas

200 Park Avenue

New York, New York 10016

(212) 801-9200

shaftelh@gtlaw.com

friedmand@gtlaw.com

atlass@gtlaw.com

BAKER BOTTS LLP

Drew G.L. Chapman

John P. Johnston

30 Rockefeller Plaza

New York, New York 10112

(212) 408-2515

drew.chapman@bakerbotts.com

john.johnston@bakerbotts.com

Attorney for Defendants

i

TABLE OF AUTHORITIES

Page(s)

Federal Cases

Already, LLC v. Nike, Inc.,
133 S. Ct. 721, 184 L. Ed. 2d 553 (2013)	13

Ashcroft v. Iqbal,
556 U.S. 662, 129 S. Ct. 1937, 173 L. Ed. 2d 868 (2009)	12

Avnet, Inc. v. Scope Indus.,
499 F. Supp. 1121 (S.D.N.Y. 1980)	14

Bally Total Fitness Holding Corp. v. Liberation Invs. L.P.,
2005 U.S. Dist. LEXIS 34897 (D. Del. Dec. 22, 2005)	2, 12, 13, 14, 17

Charming Shoppes, Inc. v. Crescendo Ptnrs. II, L.P.,
557 F. Supp. 2d 621 (E.D. Pa. 2008)	15, 17

City Capital Assocs. Ltd. P'Ship v. Interco, Inc.,
696 F.Supp. 1551 (D. Del. 1988), aff'd 860 F.2d 60 (3d Cir. 1988)	14, 16

Clarke v. Fennoscandia Bank,
1993 U.S. Dist. LEXIS 19313 (D. Del. Feb. 25, 1993)	13

CNW Corp. v. Japonica Partners, L.P.,
874 F.2d 193 (3d Cir. 1989)	18

Energy Ventures, Inc. v. The Appalachian Co.,
587 F.Supp. 734 (D. Del. 1984)	13

Gold v. Ford Motor Co.,
577 F. App'x 120 (3d Cir. 2014)	12

Int'l Banknote Co. v. Muller,
713 F. Supp. 612 (S.D.N.Y. 1989)	15

Koons v. XL Ins. Am., Inc.,
620 F. App'x 110 (3d Cir. 2015)	12

Lewis v. Chrysler Corp.,
949 F.2d 644 (3d Cir. 1991)	12, 15

Rondeau v. Mosinee Paper Corp.,
422 U.S. 49 (1975)	13

St. Louis Police Ret. Sys. v. Severson,
2012 U.S. Dist. LEXIS 152392 (N.D. Cal. Oct. 23, 2012)	16

Taro Pharm. Indus. v. Sun Pharm. Indus.,
2010 U.S. Dist. LEXIS 84163 (S.D.N.Y. July 13, 2010)	13

ii

TSC Indus., Inc. v. Northway, Inc.,
426 U.S. 438 (1976)	12, 15

Vestcom Int'l, Inc. v. Chopra,
114 F. Supp. 2d 292 (D.N.J. 2000)	13, 14

State Cases

Blasius v. Atlas Corp.,
564 A.2d 651 (Del. Ch. 1988)	2, 12

Coster v. UIP Cos.,
2021 Del. LEXIS 208 (Del. June 28, 2021)	2, 12

EMAK Worldwide, Inc. v. Kurz,
50 A.3d 429 (Del. 2012)	15

MM Cos. v. Liquid Audio, Inc.,
813 A.2d 1118 (Del. 2003)	12

In re Pure Res. S'holders Litig.,
808 A.2d 421 (Del. Ch. 2002)	18

In re Staples S'holders Litig.,
792 A.2d 934 (Del. Ch. 2001)	17, 18

iii

Pursuant to the Court’s Order dated August 5, 2021 (D.I. 5), Defendants Paul A. Rosenbaum (“Rosenbaum”), Jeffrey P. Beaty (“Beaty”), Arthur L. Wilmes (“Wilmes”), Thomas J. Errico (“Errico”), Bruce Patterson (“Patterson”), Peter Staats (“Staats”), Melissa Yeager (“Yeager”), and CCTV Proxy Group, LLC (“CCTV”) (collectively, “Defendants”) submit this memorandum in opposition to Plaintiff CytoDyn, Inc. (“CytoDyn” or “Plaintiff” or the “Company”)’s motion for expedited discovery (D.I. 01) and in support of Defendants’ cross-motion pursuant to Rules 12(b)(6) and 12(b)(1) of the Federal Rules of Civil Procedure (“Fed. R. Civ. P.”) to dismiss the Complaint, dated August 5, 2021 (D.I. 02) (“Cmplt.”).

I. INTRODUCTION

By this action, the deeply troubled and besieged Board of Directors of CytoDyn (the “Board”) seeks to suppress the shareholder franchise and protect incumbent Board members by erecting barriers to a proxy contest based on meritless – and in all events now moot – challenges to preliminary proxy materials prepared on behalf of Defendants’ slate of Board nominees. Taking advantage of corporate resources to pay for a self-serving lawsuit, the Board’s odious strategy is to protect itself by having CytoDyn bring premature and unjustifiable challenges to Defendants’ preliminary proxy materials even though those materials still are undergoing revisions under standard U.S. Securities and Exchange Commission (“SEC”) procedures. Rather than address their own failures and misdeeds, the Board through this lawsuit seeks to drive up Defendants’ costs and create distractions in the hope that Defendants’ proxy contest will become prohibitively expensive and too onerous for them to pursue, to hurl irresponsible accusations against Defendants through one-sided litigation pleadings, and to try to create a thinly-veiled excuse for discovery into a rival proxy slate that the Board has no legitimate basis to obtain.

As deserving of rebuke as the Board’s tactics in bringing this litigation are, Defendants in order to avoid the costs, distractions and burdens of this litigation already have revised their proxy materials to appease Plaintiff’s purported concerns and thereby have rendered the lawsuit moot. In light of the voluntary (albeit unnecessary) accommodations now included in the revised proxy materials, dismissal of the lawsuit is required. See Bally Total Fitness Holding Corp. v. Liberation Invs., L.P., 2005 U.S. Dist. LEXIS 34897, at *4 (D. Del. Dec. 22, 2005) (dismissing proxy litigation seeking injunctive relief after supplemental disclosures were provided because “disclosure of the dispute is sufficient to cure the alleged defects”). Not wanting to fall into the incumbent Board’s trap of unnecessary expense and distractions of no benefit to any shareholders, Defendants have opted to put these matters to rest, as meritless as they are, and move on.

As the Board prematurely initiated litigation as a self-evident means to protect its own incumbency and interfere with the shareholder franchise, the purported bases for the lawsuit deserve no judicial deference but rather close scrutiny. See, e.g., Coster v. UIP Cos., 2021 Del. LEXIS 208, at *23-24 (Del. June 28, 2021) (courts will also “closely scrutinize” Board acts “that impede a stockholder's exercise of a statutory right relating to the election of directors.” (discussing Blasius v. Atlas Corp., 564 A.2d 651, 659-60 (Del. Ch. 1988))). That is particularly so here, where the Court can take judicial notice of the fact that the Board is taking steps to entrench themselves while the Department of Justice (“DOJ”) and the SEC recently served subpoenas on the Company and certain of its executives concerning their communications with the FDA and “public statements regarding the use of leronlimab as a potential treatment for COVID-19… and trading in the securities of CytoDyn”1; the Food and Drug Administration (“FDA”) recently criticized the Company for its trial results reporting2; investors have brought extensive securities law and fiduciary litigation against the Board and management3; and the Delaware Chancery Court had this to say about the Company’s CEO and powerful Board member as well as others in existing leadership:

1 See CytoDyn FY 2020 10K at 125.

I must say that I am deeply troubled by the behavior of the defendants in approving these awards. Based upon the record, this strikes me as a case of unmitigated greed. … I am also concerned that the SLC (special litigation committee) allowed the mastermind of these awards, Mr. Pourhassan, to keep the equivalent of 40 percent of his awards...4

In its Complaint, the Company recognizes in the very first line that its claims relate only to Defendants’ preliminary proxy materials and seeks expedited relief in the form of certain so- called “Corrective Statements.” Faced with the incumbent Board’s lopsided resource advantages through corporate funds, Defendants have gone well beyond what they are required to do and have provided supplemental disclosures in their preliminary proxy materials that render this case moot. No basis exists for Plaintiff and the members of its Board – some of the very same individuals recently chastised by the Delaware Chancery Court as showing “unmitigated greed” – to impede Defendants’ legitimate proxy contest by a further misuse of the judicial process.

2 See 5/17/21 Statement on Leronlimab’s Clinical Trials.

3 See, e.g., Alpha Venture Capital Partners, LP, v. Pourhassan,, No. 2020-0307-PAF (Del. Ch.) (complaint filed April 24, 2020); Alpha Venture Capital Partners, LP, v. Pourhassan, No. 3:20- cv-05909-JLR (W.D. Wash.) (complaint filed Sept. 10, 2020); Lewis v. Pourhassan, No. 3:21- cv-05190-BHS (W.D. Wash.) (complaint filed March 17, 2021); Goodwin v. Pourhassan, No. 3:21-cv-05260 (W.D. Wash.) (complaint filed April 9, 2021); Berndt v. Kelly, M.D., No. 3:21- cv-05422 (W.D. Wash.) (complaint filed June 4, 2021); Lavin v. Pourhassan, No. 3:21-cv-05465 (W.D. Wash.) (complaint filed June 25, 2021).

4 See Transcript of 4/19/21 Oral Argument and Ruling of the Court on the Special Litigation Committee’s Motion for Approval of Approved Settlement, Alpha Venture Capital Partners LP, v. Pourhassan, No. 2020-0307-PAF at 28:6-9, 28:18-21.

II. RELEVANT BACKGROUND

A. Parties

Plaintiff is a biotechnology company that trades on the OTCQB under the ticker “CYDY” and is incorporated in Delaware. Plaintiff’s annual meeting is scheduled for October 28, 2021, at which shareholders will vote on Plaintiff’s directors.

Defendants Beaty, Rosenbaum and Wilmes (together, the “Investor Group”) are shareholders in CytoDyn who, with others, are pursuing a proxy contest against the entrenched membership of the Board.

Defendants Patterson, Errico, Staats and Yeager (together with Rosenbaum, the “Nominees”) are nominees to the board of CytoDyn who were nominated by the Investor Group and whose candidacy is scheduled to be voted upon at a shareholders’ meeting on October 28, 2021.

Defendant CCTV Proxy Group, LLC, is a Delaware limited liability company formed with Rosenbaum as its sole member.

B. The Investor Group Files a Preliminary Proxy Statement.

On June 30, 2021, in accordance with CytoDyn’s bylaws, the Investor Group notified CytoDyn that it was nominating five members to the Board, including Defendants Rosenbaum, Errico, Staats, Patterson and Yeager.5 At the same time, the Investor Group sent a letter to CytoDyn stockholders. Specifically, the Investor Group highlighted the Company’s broken relationship with its principal regulator, including CytoDyn’s attracting unusual public criticism from the FDA; CytoDyn’s repeated failures to receive FDA approval for its primary drug due to the CEO’s and Chief Medical Officer’s mismanagement of the approval process; and the Board and management’s years-long misleading of investors as to the prospect of the Company’s success, which has generated extensive shareholder litigation. CytoDyn recently disclosed in its Form 10-K that the DOJ and SEC recently served subpoenas on the Company and “certain of its executives” concerning the Company’s communications with the FDA and its “public statements regarding the use of leronlimab as a potential treatment for COVID-19… and trading in the securities of CytoDyn”6; the FDA recently criticized the Company for its trial results reporting7; investors have brought extensive securities law litigation against the Board and management. These recent disclosures only corroborate the Investor Group’s criticisms of the Company’s current leadership.

5https://www.sec.gov/Archives/edgar/data/0001863643/000110465921088338/tm2121222d1_df an14a.htm.

These concerns were foreshadowed by a larger group of CytoDyn shareholders, which included persons now affiliated with the Investor Group. On May 24, 2021, individuals who now are part of the Investor Group, along with 21 other shareholders in CytoDyn, filed a Schedule 13D with the SEC (the “13D Group”).8 The group of 24 CytoDyn shareholders, referred to as the Reporting Persons in the filing, disclosed that they “intend to have discussions with representatives of the Issuer’s management and board of directors (the ‘Board’) relating to, among other things, shareholder value, operational failures, performance, management, underperformance relative to its peers and the Reporting Persons’ lack of confidence in management.” The Schedule 13D further notified CytoDyn that the “Reporting Persons may seek stockholder representation on the Board, as appropriate, including but not limited to through the initiation of a proxy contest at [CytoDyn’s] 2021 annual meeting of stockholders.”9 However, the Investor Group, which is distinct from the 13D Group, proceeded separately to launch a proxy contest.

6 See supra 2 at n. 1.

7 See supra 3 n. 2.

8 https://www.sec.gov/Archives/edgar/data/0001863643/000110465921071328/tm2117322d1_sc 13d.htm.

On July 20, 2021, the Investor Group filed a preliminary proxy statement with the SEC.10 The cover page of the preliminary filing is expressly checked “Preliminary” and the very title of the accompanying document states “PRELIMINARY COPY SUBJECT TO COMPLETION.”11 Addressing shareholders, the Investor Group laid out their thesis: “We firmly believe that CYDY is deeply undervalued and that management and the Board have mishandled their stewardship of Leronlimab, thereby failing to capitalize on significant opportunities to unlock substantial value for all stockholders. As a result of their mismanagement, the Company continually posts sizeable losses despite the tremendous potential of Leronlimab.” The Investor Group further explained why the nominees would succeed where management has failed: “CYDY’s growth hinges on the immediate success of Leronlimab.

CYDY desperately needs leadership that can obtain regulatory approval for the drug in an expedient fashion in order to generate significantly improved financial results and, in turn, drive enhanced value of every stockholder’s investment.”

9 The 13D Group filed an amended Schedule 13D on June 8, 2021, to disclose that two individuals, including Errico, had joined the group. See https://www.sec.gov/Archives/edgar/data/0001863643/000110465921078265/tm2119016d1_sc1 3da.htm. The 13D Group filed a second amended Schedule 13D on July 2, 2021, to disclose that Patterson, Staats, and Yeager had joined the group, and that a nonparty member had left the group. See https://www.sec.gov/Archives/edgar/data/0001863643/000110465921088820/tm2121222d2_sc1 3da.htm.

10https://www.sec.gov/Archives/edgar/data/0001863643/000110465921094022/tm2122498- 2_prec14a.htm.

11 For references, a copy of the Supplemental Disclosures, defined infra at 7, which expressly sets forth the preliminary nature of these filings, is attached to the Shaftel Decl. as Ex. A.

C. CytoDyn Commences Litigation Tactics.

Without notice to Defendants, on August 5, 2021, CytoDyn filed suit against Defendants. D.I. 2.12 Notably, CytoDyn’s complaint did not allege any misstatements by the Defendants, but just that their disclosures were incomplete. According to CytoDyn, Defendants did not disclose that two Defendants allegedly proposed a transaction between CytoDyn and another company they were affiliated with, IncellDx (Cmplt. at 2); did not disclose a prior USPTO proceeding in which CytoDyn challenged a patent application filed by IncellDx, (Cmplt. at 2-3); and did not disclose that two of the Reporting Persons on the Schedule 13D were the Company’s former Chief Medical Officer and a past chairman of the Board. Cmplt. at 3.13

CytoDyn’s Complaint primarily seeks an order that “Defendants publicly correct their material misstatements or omissions relating to CytoDyn securities, including by filing with the SEC complete and accurate disclosures required by Sections 13(d) and 14(a) of the Exchange Act (the ‘Corrective Statements’)”. Cmplt. ¶ 32. Together with the Complaint, CytoDyn filed motions for expedited discovery concerning the above alleged misstatements, (D.I. 1), and for a preliminary injunction. D.I. 4.

12 Although Plaintiff seeks to enjoin Defendants from waging a proxy contest because of (now superseded) preliminary materials, elsewhere Plaintiff hypocritically has taken the (erroneous) position that it is rejecting Defendants’ slate of nominees due to alleged technical deficiencies in nomination filings. See Exhibit 99.1 of CytoDyn 8/2/21 8-K. Recognizing that its position regarding that paperwork is meritless and that Defendants’ slate is entitled to participate in the vote, Plaintiffs thereafter – trying to create every roadblock it can – commenced this lawsuit.

13 The relationship of those two Reporting Persons, Richard G. Pestell and Anthony D. Caracciolo, was disclosed in the Schedule 13D.

D. Defendants File Supplemental Preliminary Proxy Statement to Dispose of Plaintiff’s Posturing.

Although they vigorously dispute the merits of CytoDyn’s assertions, Defendants filed a supplemental preliminary proxy on August 12, 2021 (posted August 13), which includes what Plaintiff terms corrective disclosures (the “Supplemental Disclosures”) as a means of resolving the purported issues in accordance with standard SEC procedures for revisions.14

As set forth in Rule 14a-6, 17 CFR § 240.14a-6, the SEC rules and procedures specifically contemplate the filing of preliminary proxy materials for SEC review and comment before finalization – which is exactly what is in process now with Defendants. Specifically, the Supplemental Disclosures addressing the topics raised in CytoDyn’s Complaint, in addition to disclosing the existence of the Complaint itself and detailing its subject matter, include the following:

1. Proposed Transaction with IncellDx:

In its Complaint, CytoDyn contends that Defendants did not disclose that Beaty and Patterson proposed that CytoDyn “engage in a $350 million transaction through which they and their families would personally benefit to the tune of approximately $123 million.” Cmplt. at 2; see also Cmplt. ¶¶ 21-27. CytoDyn further claims that “rectifying this failure will require, among other things, confirmatory statement regarding (i) the amounts Patterson, Beaty and their respective family members stood to receive from the $350M Proposal; (ii) whether the Defendants intend to implement the $350M Proposal (or, any similar transaction); and (iii) whether any other members of the Dissident Group have any interest in IncellDx that likewise calls into question their interests in the solicitation.” Id. ¶ 44.

To resolve Plaintiff’s purported concerns, the Supplemental Disclosures explain with detail (among other things) that:

[O]n a telephone call on May 8, 2020 between Dr. Pourhassan, Dr. Kelly, Dr. Patterson, Mr. Beaty and IncellDx’s counsel, Shearman & Sterling LLP, CytoDyn requested that IncellDx submit a proposal to the Company outlining the terms upon which Incelldx might be willing to be acquired by CytoDyn. IncellDx’s financial advisor, Moelis & Company, prepared a confidential proposal, which was submitted by Dr. Patterson to Dr. Pourhassan by e-mail on May 22, 2020 (this proposal set forth performance and revenue milestones that were required to be met before the consideration approached anywhere close to the $350 million the Company so definitively claims). No further discussions ensued. Given the perfunctory nature of the discussions that led nowhere, the Participants do not believe that this was required to be disclosed in the proxy statement.

14 See Shaftel Decl. Ex. A.

Supplemental Disclosures at Schedule V. Indeed the Supplemental Disclosures put the matter to rest by confirming that “there is no intention on the part of the Nominees to pursue any such or similar acquisition transaction with IncellDx if elected to the Board.” Id. The Supplemental Disclosures likewise disclosed Beaty’s and Patterson’s ownership stakes in IncellDx. Id.

2. The Patent Dispute:

CytoDyn’s Complaint similarly alleges that Defendants’ preliminary proxy statement did not disclose that CytoDyn “filed a successful third party submission with the USPTO to block issuance of IncellDx’s later-filed and invalid patent application claims.” Cmplt. at 2; see also id. ¶¶ 28-31. CytoDyn claims that that USPTO proceeding “is plainly a proceeding in which Patterson is ‘adverse to the Company’; the failure to disclose it in turn renders this statement false. Id. ¶¶ 49-50.

In response to CytoDyn’s purported concerns, the Supplemental Disclosures specifically describe (among other things) that:

The Company’s Lawsuit further alleges that Dr. Patterson has attempted to patent certain uses of Leronlimab as his own, which was rejected by the U.S. Patent and Trademarks Office (the “USPTO”). This is false, as Dr. Patterson has not attempted to do so. Patent applications have been submitted by IncellDx, not Dr. Patterson, in connection with certain uses of CCR5 antagonists in COVID-19. The Participants understand that those patents are currently pending before the USPTO and have not been rejected (contrary to the assertions of the Company in the Lawsuit) and have been advised by IncellDx that they do not directly conflict with patents held solely by the Company.

Supplemental Disclosures at Schedule V.

3. The 13D Group:

CytoDyn next claims that the preliminary proxy statement “deliberately obfuscates who is behind the curtain: members of a group that agreed to act together regarding CytoDyn’s common stock and filed a beneficial ownership report on Schedule 13D.” Cmplt. ¶ 3. See also Cmplt. ¶¶ 13-15 (singling out Caracciolo and Pestell); 32-37; 55-58. CytoDyn requests a “clear and unambiguous statement of who is acting with regard to this solicitation, in order to assess their interests and proposals accurately.” Id. ¶ 58 (emphasis in original).

Never mind that the Schedule 13D itself is publicly filed, the Supplemental Disclosures add further details regarding the supporters of the Investor Group:

The Company’s lawsuit also alleges that stockholders named in the Schedule 13D other than the Participants have their own unique motivations for taking action regarding CytoDyn and that they should be named in this Proxy Statement. As previously stated, the Schedule 13D group is separate and distinct from the Investor Group and the Nominees. The only agreement, arrangement or understanding among the persons named in the Schedule 13D is as set forth in the Schedule 13D. Subsequent to the filing of the Schedule 13D, the group has had no further agreement among the members to nominate directors or to pursue the proxy contest, but rather the Investor Group, together with the Nominees, are conducting the proxy contest themselves. We cannot be certain that the other stockholders named in the Schedule 13D will support the Nominees. The identities and backgrounds of the stockholders listed in the Schedule 13D are provided therein.

The Company’s complaint claims that the proxy statement should disclose the involvement of Anthony D. Caracciolo and Richard G. Pestell, M.D. It is important to note that while Mr. Caracciolo and Dr. Pestell are listed in the Schedule 13D, they are not members of the Investor Group nor are they Participants in this proxy statement. As disclosed in the Schedule 13D, Mr. Caracciolo has served as a director, Chairman of the Board and Executive Chairman of the Company. Mr. Caracciolo resigned from the Board in January 2019. Dr Pestell is the former Chief Medical Officer of the Company. As disclosed by the Company in its 8-K filed on July 9, 2021, on July 2, 2021, an arbitration panel issued its decision concerning a claim by ProstaGene, LLC, a company founded by Dr. Pestell (“ProstaGene”), against CytoDyn for, among other things, breach of contract and defamation, stemming from CytoDyn’s termination of Dr. Pestell following CytoDyn’s acquisition of certain assets from ProstaGene in November 2018. ProstaGene also sought monetary damages related to the Company’s delay in releasing 3.1 million shares of common stock to ProstaGene. The arbitration panel determined that ProstaGene was entitled to the release of the shares of common stock, as well as a cash monetary award in the amount of approximately $6.2 million, plus interest, fees and costs estimated to total approximately $1.4 million. On August 22, 2019, Dr. Pestell filed a lawsuit in the U.S. District Court for the District of Delaware, against the Company, its Chief Executive Officer and the Chairman of the Board, alleging breach of the employment agreement with Dr. Pestell, a failure to pay wages and defamation, among other claims, and seeking damages related to severance entitlements for a non-cause termination under the employment agreement and a stock restriction agreement, among other relief. These claims stemmed from the Company’s termination of Dr. Pestell’s employment. Dr. Pestell’s wage claims have subsequently been dismissed, and Dr. Pourhassan and Dr. Kelly have been dismissed from the proceeding. A bench trial is currently set for April 2022. Also, on April 24, 2020, certain stockholders of the Company, including the Caracciolo Family Trust (the “Plaintiffs”), filed a derivative action (the “Shareholder Derivative Action”), alleging claims for breach of fiduciary duty and unjust enrichment against the Company’s CEO, current and former CFO, CMO, and current and former members of the Board in connection with certain equity grant awards to these individuals in December 2019 and January 2020. The Company was named as a nominal defendant. The Plaintiffs demanded the rescission of the awards, a finding that the named directors breached their fiduciary duty to the Company, and an unnamed amount of damages. On June 8, 2021, Vice Chancellor Paul A. Fioravanti signed off on an agreement to end the litigation. In the settlement, CytoDyn will pay the Plaintiffs’ legal fees of $4.1 million and rescind approximately 5.4 million of 9.3 million shares and options challenged by the lawsuit, including 2.3 million of the 4 million given to Dr. Pourhassan.

Supplemental Disclosures Schedule V.

4. Defendants’ Social Media Posts:

CytoDyn finally complains that non-disclosure of certain of Beaty and Patterson’s social media posts on Reddit and Twitter violated securities laws. Cmplt. ¶¶ 66-75. Despite making clear that Defendants do not believe CytoDyn’s claims have any merit, Defendants nevertheless addressed CytoDyn’s allegations by filing a Form DFAN14a, thereby disclosing the social media posts even though not required under Rule 14a-12 of the Exchange Act.15

15 A copy of the DFAN14a is attached to the Shaftel Decl. as Ex. B.

III. LEGAL ARGUMENT

Because the Board, by instituting this case, seeks to entrench itself and frustrate shareholder voting rights, Plaintiff’s purported bases for this case deserve no judicial deference but rather close scrutiny. See, e.g., Coster, 2021 Del. LEXIS 208, at *23-24 (“Delaware courts will also closely scrutinize transactions that impede a stockholder's exercise of a statutory right relating to the election of directors.” (discussing Blasius, 564 A.2d at 659-60)), accord MM Cos. v. Liquid Audio, Inc., 813 A.2d 1118, 1128 (Del. 2003) (heightened judicial review “when a board of directors acts for the primary purpose of impeding or interfering with the effectiveness of a shareholder vote” (discussing Blasius, 564 A.2d at 659-60)).

A. Plaintiff’s Complaint Should Be Dismissed Based on Defendants’ Supplemental Disclosures

To survive a motion to dismiss pursuant to Rule 12(b)(6) and 12(b)(1) of the Federal Rules of Civil Procedure, a complaint must “state a claim to relief that is plausible on its face.” Gold v. Ford Motor Co., 577 F. App'x 120, 122 (3d Cir. 2014) (quoting Ashcroft v. Iqbal, 556 U.S. 662, 678, 129 S. Ct. 1937, 173 L. Ed. 2d 868 (2009)). A non-disclosure claim is only cognizable if there is “a substantial likelihood that the disclosure of the omitted fact would have been viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available.” TSC Indus., Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976); accord Lewis v. Chrysler Corp., 949 F.2d 644, 649 (3d Cir. 1991). That is particularly so where, as here, a party seeks a preliminary injunction as its primary relief and must demonstrate a likelihood of success on the merits and irreparable harm, neither of which of which exists here. See., e.g., Bally, 2005 U.S. Dist. LEXIS 34897, at *4 (“if a defendant cures the alleged defects in disclosure, a showing of irreparable harm is precluded”). That requires far more than merely showing a plausible basis for a claim (which Plaintiff also cannot do).

Given that Plaintiff claims a need for expedited proceedings seeking so-called corrective disclosures, the fact that Defendants have voluntarily opted to appease Plaintiff has rendered its claims moot. See Koons v. XL Ins. Am., Inc., 620 F. App'x 110, 112 (3d Cir. 2015) (“a mooted case is no longer a ‘Case’ or ‘Controversy’ for purposes of Article III” (quoting Already, LLC v. Nike, Inc., 133 S. Ct. 721, 726, 184 L. Ed. 2d 553 (2013))). As this Court has stated: “[i]t is well settled that once the disclosure requirements of [the federal securities laws] are complied with through a corrective filing, the purposes of [the law] are served and there is no further remedy available to a plaintiff” and consequently “[t]he case is moot and the Court lacks subject matter jurisdiction.” Clarke v. Fennoscandia Bank, 1993 U.S. Dist. LEXIS 19313, at *5-7 (D. Del. Feb. 25, 1993) (granting a motion to dismiss pursuant to Fed. R. Civ. Pro 12 (b)(6) when the only allegations asserted in Complaint were that defendants “should have amended their Schedule 13D”); see also Vestcom Int'l, Inc. v. Chopra, 114 F. Supp. 2d 292, 298 (D.N.J. 2000) (“It has been stated as the general rule that ‘once a subsequent 13D filing cures alleged omissions in prior filing, the § 13(d) claim alleging omissions must be dismissed as moot.’” (quoting Horsehead Resource Dev. Co. v. B.U.S. Environmental Servs., Inc., 916 F. Supp. 305, 309 (S.D.N.Y. 1996), vacated in part on other grounds by 928 F. Supp. 287 (S.D.N.Y. 1996))); Taro Pharm. Indus. v. Sun Pharm. Indus., 2010 U.S. Dist. LEXIS 84163, at *27 (S.D.N.Y. July 13, 2010) (same), accord Bally, 2005 U.S. Dist. LEXIS 34897, at *4 (plaintiff’s claims dismissed as moot when defendants’ “revised statement fully discloses all matters that Plaintiff indicated it would pursue at the preliminary injunction hearing”); Energy Ventures, Inc. v. The Appalachian Co., 587 F.Supp. 734, 743 (D. Del. 1984) (plaintiff’s claims moot because Schedule 13D amended and “[o]nce there has been compliance with [the federal securities laws] through a corrective filing, the purpose of the law has been fully served and there is no threat of continuing harm . . . which would justify injunctive relief.”) (citing Rondeau v. Mosinee Paper Corp., 422 U.S. 49, 59-60 (1975)).

This Court’s decision in Bally Total Fitness Holding Corp. v. Liberation Investments, L.P., 2005 U.S. Dist. LEXIS 34897 (D. Del. 2005) is highly instructive. In Bally, plaintiff sought injunctive relief based on the assertion that the insurgent nominees failed to disclose material facts in their proxy materials. Rather than engage in protracted proceedings, the Bally-defendants filed supplemental proxy materials in which they set forth the allegations of insufficient disclosures that the plaintiff had detailed and responses to those allegations. Id. at *3. Dismissing the case as moot and denying plaintiff’s request for expedited discovery, this Court held that defendants’ actions were sufficient to cure any alleged disclosure defects, noting that “where there is a good faith dispute as to facts or an alleged legal violation, disclosure of the dispute is sufficient to cure the alleged defects.” Id. at *4-5. So, too, here, Plaintiff’s claims are moot as a consequence of Defendants’ filing supplemental proxy materials that address the purported issues and disclose the details of this dispute.

In Schedule V and elsewhere in the relevant proxy materials, Defendants extensively describe the subject matter of this litigation and its underlying matters. Because the “disclosure of the dispute is sufficient to cure the alleged defects”, (Bally, 2005 U.S. Dist. LEXIS 34897, at *4), Plaintiff cannot avoid dismissal by arguing about characterizations of each side’s position. Rather, a supplemental disclosure which relays the substance of a disputed matter is all that is required to cure the alleged deficiencies. See Vestcom Int'l, Inc. v. Chopra, 114 F. Supp. 2d 292, 300 (D.N.J. 2000) (“disclosure of the fact of a dispute … is all that is required” even if disagreements exist); City Capital Assocs. Ltd. P'ship v. Interco, Inc., 696 F. Supp. 1551, 1556 (D. Del. 1988), aff'd 860 F.2d 60 (3d Cir. 1988) (“Where there exists a good faith dispute as to facts or an alleged legal violation, the Williams Act only requires disclosure of the dispute.”); Avnet, Inc. v. Scope Indus., 499 F. Supp. 1121, 1125 (S.D.N.Y. 1980) (“It should be noted that the … cases [do] not require the offerors to actually resolve [their] opposing arguments ...”) (quoting E. Aranow, et al., Developments in Tender Offers for Corporate Control 78 (1977)).

Thus, courts will not preclude proxy contests based on disputed characterizations of disclosed matters because, as is well established, disclosure must be viewed in the context of the “total mix” of information made available to investors by both sides in a proxy contest. See TSC Indus., Inc., 426 U.S. at 449; accord Lewis, 949 F.2d at 649. Even Plaintiff’s cited cases recognize that “the ‘total mix’ of information available is sufficient for shareholders to make informed decisions on the make-up of the Board” once Defendants disclose the contents of the “litigation.” Charming Shoppes, Inc. v. Crescendo Ptnrs. II, L.P., 557 F. Supp. 2d 621, 628-29 (E.D. Pa. 2008), accord Int'l Banknote Co. v. Muller, 713 F. Supp. 612, 622 (S.D.N.Y. 1989) (particularly where, as here, both sides publicly disclose their respective contentions, the court held that “any possible misstatements have been cured by the amended filings”).

In light of Defendants’ post-Complaint revisions to its preliminary proxy materials, Plaintiff’s purported grievances have been addressed and litigation over the requested relief would be nonsensical and wasteful. Although Defendants vigorously dispute that Plaintiff’s claims ever had merit, it is now beyond doubt that no basis exists, even if one ever did, for Plaintiff’s effort to frustrate Defendants’ right to solicit proxies in connection with the forthcoming annual meeting. Dismissal is particularly appropriate given the serious risks presented to the shareholder franchise by the costs and distractions of continuing with unwarranted litigation. See EMAK Worldwide, Inc. v. Kurz, 50 A.3d 429, 433 (Del. 2012) (“Shareholder voting rights are sacrosanct. The fundamental governance right possessed by shareholders is the ability to vote for the directors the shareholder wants to oversee the firm….Shareholders have limited opportunities to exercise their right to vote.”).

B. Plaintiff Cannot Demonstrate Good Cause for Its Unreasonable Proposed Schedule

Even if the case is allowed to continue in any form (it should not be), Plaintiff cannot carry its burden to demonstrate “good cause” to proceed with either the extraordinarily expansive discovery it seeks or the extremely one-sided, expedited schedule it proposes. With no justification except to improperly harass or (even worse) to engage in an unjustified “fishing expedition” into a rival slate of nominees, the entrenched Board acting through the name of the Company seeks various expansive categories of documents regarding topics for which the Company itself is a primary source of information. It makes no sense. For instance, Plaintiff broadly seeks documents concerning a proposed transaction in which it was the counterparty; patent proceedings in which it participated; and communications in which it engaged with Defendants. With no basis, it also broadly seeks to dig into Defendants’ preparation of materials filed with the SEC, including as to matters for which the SEC has raised no issues. No basis exists to permit Plaintiff to intrusively rummage through the documents of a slate of insurgent board nominees, and such tactics are not only irresponsible but smack of utter bad faith.

Here, discovery, even if narrowly tailored, should commence, if at all (it should not), after Defendants proceed further in their engagement with the SEC and are ready with definitive proxy materials for two reasons:

First, the appropriate scope of discovery is, at most, unsettled (even putting aside the grounds for outright dismissal of the claims for mootness) because of the post-Complaint revisions to the preliminary proxy materials. Even Plaintiff’s cited caselaw recognizes that expedited discovery concerning disclosure claims is only appropriate “until the problems [with the disclosures] are corrected.” St. Louis Police Ret. Sys. v. Severson, 2012 U.S. Dist. LEXIS 152392, at *16-17 (N.D. Cal. Oct. 23, 2012), accord City Capital Assocs. Ltd. P'Ship, 696 F.Supp. at 1557-59 (denying a preliminary injunction where the defendants made supplemental disclosures revealing the existence of the plaintiff's action and summarizing the disclosure allegations). It is axiomatic that there can be no discovery in anticipation of a preliminary injunction request when that request has been mooted. See, e.g., Bally, 2005 U.S. Dist. LEXIS 34897, at *5 (“Because there will be no preliminary injunction proceeding, Plaintiff's Motion For Expedited Discovery is also moot and will be denied.”).

Second, if any discovery were to proceed at this premature point, it would be highly inefficient and prejudicial to both parties (including CytoDyn with its depleting corporate resources) as the proxy materials are not final. By seeking discovery prematurely on preliminary proxy materials that have been subsequently superseded and still may be further revised, Plaintiff is creating a certainty of having to redo and supplement discovery down the road and/or taking unnecessary yet burdensome discovery (in both time and expense) at this point. Although the associated costs, burdens and distractions of expedited proceedings and discovery play into the Board’s hands by driving up Defendants’ expenses (who are not receiving funds from the corporate coffers), they are improper and, indeed, inconsistent with efficiency, economy and basic discovery rules.

Plaintiff in its briefing regarding expedited discovery misplaces reliance on inapposite authority, which in fact undercuts its position. Unlike here, Plaintiff cites cases involving definitive proxy materials and not merely preliminary materials still undergoing revisions. See, e.g., Charming Shoppes, Inc., 557 F. Supp. at 628 (denying preliminary injunction when “[i]n their definitive proxy” defendants disclosed “the details of this litigation…”); In re Staples S'holders Litig., 792 A.2d 934 (Del. Ch. 2001) (concerning a definitive proxy statement). Plaintiff cites one case that while addressing a preliminary proxy, involves, unlike here, defendants who refused to make the key additional disclosures sought by plaintiff. See, e.g., CNW Corp. v. Japonica Partners, L.P., 874 F.2d 193, 197 (3d Cir. 1989) (refusing plaintiff’s demand, defendants “redacted the names of all of the limited partners” in their Schedule 13D). Unlike here, Plaintiff’s other cited cases simply have nothing to do with proxy solicitations for board seats. See, e.g., In re Staples S'holders Litig., 792 A.2d 934 (Del. Ch. 2001) (disclosures regarding shareholder vote on stock reclassification); In re Pure Res. S'holders Litig., 808 A.2d 421 (Del. Ch. 2002) (disclosures regarding exchange proposed offer to shareholders).

Thus, any sensible schedule should take into account the ongoing nature of the proxy material drafting. At the very least, any future discovery should commence after the SEC process further runs its course and the proxy materials are final. Additionally, the time frame for any discovery process will need to include two-way disclosures, including documents in Plaintiff’s possession regarding the issues relevant to any litigation to the extent it proceeds (which it should not) at some later point.

CONCLUSION

Defendants respectfully request that this Court grant Defendants’ Cross-Motion to Dismiss Plaintiff’s Complaint for failure to state a claim due to mootness or, in the alternative, deny particularly at this juncture Plaintiff’s Motion to Expedite Discovery and Injunctive Relief.16

16 In accordance with the August 5, 2021 Order, Defendants are opposing Plaintiff’s motion to expedite discovery (as well as filing their dispositive cross-motion) and thus are not required otherwise to respond to Plaintiff’s exceedingly overbroad, indeed unnecessary, discovery. To the extent, however, any discovery is allowed to proceed, Defendants are prepared both to promptly respond to any discovery deemed as appropriate and to serve their own affirmative discovery requests.

Dated: August 13, 2021	GREENBERG TRAURIG, LLP

Of Counsel:	/s/ Lisa Zwally Brown
Lisa Zwally Brown (#4328)
GREENBERG TRAURIG, LLP	brownli@gtlaw.com
The Nemours Building
Hal S. Shaftel	1007 North Orange Street, Suite 1200
Daniel Friedman	Wilmington, Delaware 19801
Sarah E. Atlas	(302) 661-7000
200 Park Avenue
New York, New York 10016
(212) 801-9200
shaftelh@gtlaw.com
friedmand@gtlaw.com
atlass@gtlaw.com

BAKER BOTTS LLP

Drew G.L. Chapman
John P. Johnston
30 Rockefeller Plaza
New York, New York 10112
(212) 408-2515
(212) 408-2582
drew.chapman@bakerbotts.com
john.johnston@bakerbotts.com

Attorneys for Defendants

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants named herein (collectively, the “Participants”), have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, BY CALLING +1 (844) 202-7428.

The participants in the proxy solicitation are anticipated to be Paul A. Rosenbaum (“Mr. Rosenbaum”), Jeffrey Paul Beaty (“Mr. Beaty”), Arthur L. Wilmes (“Mr. Wilmes”), Thomas J. Errico, M.D. (“Dr. Errico”), Bruce Patterson, M.D. (“Dr. Patterson”), Melissa Yeager (“Ms. Yeager”) and CCTV Proxy Group, LLC. As of the date hereof, Mr. Rosenbaum beneficially owns directly 1,300,000 shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”). As of the date hereof, Mr. Beaty directly owns 888,888 shares of Common Stock. As of the date hereof, Mr. Wilmes directly owns 90,000 shares of Common Stock. As of the date hereof, Dr. Errico directly owns 2,508,705 shares of Common Stock. As of the date hereof, Dr. Patterson directly beneficially owns 569,242 shares of Common Stock. As of the date hereof, Dr. Staats directly beneficially owns 700,000 shares of Common Stock. As of the date hereof, Ms. Yeager and CCTV Proxy Group, LLC do not beneficially own any shares of Common Stock.